Exhibit 2.2

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of

impact bonds, inc.

resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered “     FIRST & FOURTH     ” so that, as amended, said Article shall be and read as follows:

FIRST: The name of the corporation is Compound Real Estate Bonds, Inc.

FOURTH: The total number of shares of stock that the corporation shall have authority to issue is 5,000 with a par value of $0.0001 per share.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this      11th       day of      March     , 2022.

By:	/s/ lnderjit Tuli
Authorized Officer
Title:	President

Name:	lnderjit Tuli
Print or Type

State of Delaware Secretary of State Division of Corporations Delivered 01:14 PM 03/11/2022 FILED 01:14 PM 03/11/2022 SR 20220971238 - File Number 6354594